   This document contains 15 pages.  The exhibit index is located on page 6.
     As filed with the Securities and Exchange Commission on June 4, 1998
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                    UNDER
                       THE SECURITIES ACT OF 1933
                                     NABI
              (Exact name of issuer as specified in its charter)

         DELAWARE                                          59-1212264
  (State or other jurisdiction             (I.R.S. employer identification no.)
of incorporation or organization)


       5800 PARK OF COMMERCE BOULEVARD, N.W., BOCA RATON, FLORIDA  33487
                   (Address of principal executive offices)
                           -------------------------

                 1998 NON-QUALIFIED EMPLOYEE STOCK OPTION PLAN
                 OPTION AGREEMENTS WITH NON-EMPLOYEE DIRECTORS
                             (Full title of plans)
                              -------------------


             DAVID J. GURY                              Copy to:
                 NABI                          CONSTANTINE ALEXANDER, ESQ.
 5800 PARK OF COMMERCE BOULEVARD, N.W.        NUTTER, MCCLENNEN & FISH, LLP
       BOCA RATON, FLORIDA  33487               ONE INTERNATIONAL PLACE
            (561) 989-5800                  BOSTON, MASSACHUSETTS  02110-2699
      (Name, address and telephone                   (617) 439-2000
      number of agent for service)

                              -------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                              PROPOSED          PROPOSED
                                                              MAXIMUM           MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES TO     AMOUNT BEING     OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
           BE REGISTERED                 REGISTERED (1)       PER SHARE           PRICE          REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock,
$.10 par value per share                2,000,000 Shares       $3.34(2)         $6,680,000(2)    $1,970.60

                                           17,500              $3.63            $   63,525           18.74
-----------------------------------------------------------------------------------------------------------------
Total                                   2,017,500                               $6,743,525       $1,989.34
=================================================================================================================

(1) This Registration Statement covers (i) 2,000,000 shares of Common Stock which may be issued under Nabi's 1998 Non-Qualified Employee Stock Option Plan, (ii) 17,500 shares of Common Stock which may be issued to Nabi's non-employee directors pursuant to written option agreements with such directors, and (iii) an indeterminate number of additional shares of Common Stock which may be issued under said Plan or to such directors as a result of a stock dividend, stock split or other recapitalization.

(2) Calculated pursuant to Rules 457(c) and (h) under the Securities Act of 1933 based upon the weighted average of (i) 1,062,108 shares underlying options granted under the Plan having a per share exercise price of $3.4375, and (ii) 937,892 shares underlying options to be granted under the Plan at an assumed per share exercise price of $3.21875, representing the average of the high and low prices per share of the Common Stock as reported on the Nasdaq National Market on June 2, 1998.
================================================================================

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.
         ---------------------------------------

     Nabi (the "Company") hereby incorporates by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 filed pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998; and

     (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10 filed with the Commission on May 4, 1970, as amended, pursuant to Section 12 of the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of any post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that any other subsequently-filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.
         -------------------------

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.
         --------------------------------------

     The validity of the shares of Common Stock offered hereunder has been passed upon by Nutter, McClennen & Fish, LLP. Constantine Alexander, a partner in the firm of Nutter, McClennen & Fish, LLP, is the Secretary of the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

     The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The Company's Certificate of Incorporation further provides that the Company shall indemnify or exculpate its directors and officers to the fullest extent permitted by the law of the State of Delaware.

     The Company's Certificate of Incorporation provides that the Company's Directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     The Certificate of Incorporation and By-laws also provide that each person who was or is made party to, or is threatened to be made party to, any action, suit, proceeding or claim by reason of the fact that he or she is or was a director or officer of the Registrant (or is or was serving at the request of the Registrant as a director or officer of any other enterprise, including service with respect to employee benefit plans) shall be indemnified and held harmless by the Registrant, to the full extent permitted by Delaware law, as in effect from time to time, against all expenses (including attorneys' fees), judgments, fines, and amounts to be paid in settlement incurred by such person in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company's By-laws allow for similar rights of indemnification to be afforded, in the Company's discretion, to its employees and agents.

     The rights to indemnification and the payment of expenses provided by the Certificate of Incorporation and By-laws do not apply to any action, suit, proceeding or claim initiated by or on behalf of a person otherwise entitled to the benefit of such provisions. Any person seeking indemnification under the By-laws shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of such indemnification provisions shall not adversely affect any right or protection of a director or officer with respect to any conduct of such director or officer occurring prior to such repeal or modification.

     The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
         -----------------------------------

     Not applicable.

ITEM 8.  EXHIBITS.
         --------

     See the exhibit index immediately preceding the exhibits attached hereto.

ITEM 9.  UNDERTAKINGS.
         ------------

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the Delaware General Corporation Law and the registrant's Certificate of Incorporation and By-laws, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Act, and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 4th day of June 1998.

                                         NABI


                                         By: /s/ David J. Gury
                                             ----------------------------------
                                             David J. Gury
                                             Chairman, President and Chief
                                             Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

SIGNATURES                                               TITLE                           DATE
----------                                               -----                           ----

/s/ David J. Gury                            Chairman of the Board, President,           June 4, 1998
-----------------------------                     Chief Executive Officer
David J. Gury

/s/ Thomas H. McLain                         Senior Vice President, Corporate            June 4, 1998
-----------------------------              Services and Chief Financial Officer
Thomas H. McLain

/s/ Lorraine M. Breece                               Controller and                      June 4, 1998
-----------------------------                    Chief Accounting Officer
Lorraine M. Breece

/s/ John C. Carlisle                             Executive Vice President                June 4, 1998
-----------------------------                          and Director
John C. Carlisle

/s/ Joseph C. Cook, Jr.                                  Director                        June 4, 1998
-----------------------------
Joseph C. Cook, Jr.

                                                        Director
-----------------------------
Richard A. Harvey, Jr.

/s/ David L. Castaldi                                   Director                        June 4, 1998
-----------------------------
David L. Castaldi

/s/ David A. Thompson                                   Director                        June 4, 1998
-----------------------------
David A. Thompson

                                                        Director
-----------------------------
George W. Ebright

                                                        Director
-----------------------------
Brian H. Dovey

/s/ Linda Jenckes                                       Director                        June 4, 1998
-----------------------------
Linda Jenckes

                                 EXHIBIT INDEX

Exhibit No.         Title                                           Page
----------          -----                                           ----


   4.1              1998 Non-Qualified Employee Stock Option Plan   7

   4.2              Form of Option Agreement with Non-Employee
                    Director                                        12

    5               Opinion of Nutter, McClennen & Fish, LLP        14


  23.1              Consent of Nutter, McClennen & Fish, LLP        Contained in
                                                                    Exhibit 5

  23.2              Consent of Price Waterhouse LLP                 15